UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 12, 2008

MAGNETEK, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10233	95-3917584
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N49 W13650 Campbell Drive Menomonee Falls, WI		53051
(Address of Principal Executive Offices)		(Zip Code)

(262) 783-3500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

As previously reported by Magnetek, Inc. (“Magnetek”), on April 16, 2008, the United States District Court for the Northern District of Illinois confirmed in a judgment an arbitration award against Magnetek of $23,352,440 payable to Ole K. Nilssen (“Nilssen”) and Geo Foundation, Ltd. (“Geo”) related to a patent infringement claim against Magnetek.

The net amount due and unpaid on the arbitration award was $21,977,440.

On April 21, 2008, Magnetek filed an appeal of the judgment with the Court of Appeals for the Seventh Circuit.  In connection with the appeal, Magnetek filed a motion to stay enforcement of the judgment and posted a letter of credit to secure the judgment pending the appeal.  On April 30, 2008, Nilssen and Geo brought a motion for modification of the judgment to include post-award pre-judgment interest in the amount of $5,867,976, and Magnetek subsequently filed its motion in opposition to the award of interest.

On June 12, 2008, Magnetek entered into a Settlement Agreement (the “Settlement Agreement”) with Nilssen and Geo to settle the arbitration award.  Under the terms of the Settlement Agreement, Magnetek has agreed to pay $18,750,000 in full satisfaction of the claims that Nilssen and/or Geo have to the unpaid balance of the arbitration award as well as claims for post-award pre-judgment interest and post-judgment interest.  The settlement amount of $18,750,000 must be paid by Magnetek no later than June 14, 2008.  The settlement amount is in addition to the $1,375,000.00 already paid by Magnetek pursuant to the previously disclosed April 22, 2003 agreement to arbitrate.

A copy of the Settlement Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by this reference.

Item 9.01 - Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

10.1	Settlement Agreement, dated as of June 12, 2008 by and among Magnetek, Inc., Ole K. Nilssen and Geo Foundation, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 12, 2008

MAGNETEK, INC.

	/s/	David P. Reiland
	By:	David P. Reiland
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Settlement Agreement, dated as of June 12, 2008, by and among Magnetek, Inc., Ole K. Nilssen and Geo Foundation, Ltd.